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                                                                     EXHIBIT 2.1




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                         RECEIVABLES PURCHASE AGREEMENT



                                    between



                    FIRST MERCHANTS ACCEPTANCE CORPORATION,

                                   as Seller,



                                      and



                  GREENWICH CAPITAL FINANCIAL PRODUCTS, INC.,

                                  as Purchaser



                           Dated as of June 17, 1997




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                               TABLE OF CONTENTS

ARTICLE I


                                  Certain Definitions...................  1

ARTICLE II

                              Conveyance of Receivables.................  3

        SECTION 2.01.  Conveyance of Receivables........................  3
        SECTION 2.02.  The Closing .....................................  4

ARTICLE III

                            Representations and Warranties .............  4
        SECTION 3.01.  Representations and Warranties of the Purchaser..  4
        SECTION 3.02.  Representations and Warranties of Seller ........  4

ARTICLE IV

                                      Conditions .......................  9
        SECTION 4.01.  Conditions to Obligation of the Purchaser .......  9
        SECTION 4.02.  Conditions to Obligation of the Seller .......... 10

ARTICLE V

                                Covenants of the Seller ................ 11
        SECTION 5.01.  Protection of Right, Title and Interest ......... 11
        SECTION 5.02.  Other Liens or Interests ........................ 11
        SECTION 5.03.  Costs and Expenses .............................. 11
        SECTION 5.04.  Indemnification ................................. 11

ARTICLE VI

                               Miscellaneous Provisions ................ 12
        SECTION 6.01.  Obligations of Seller ........................... 12
        SECTION 6.02.  Repurchase Events ............................... 12
        SECTION 6.03.  Purchaser Assignment of Repurchased Receivables.. 12
        SECTION 6.04.  Assignment ...................................... 12
        SECTION 6.05.  Amendment ....................................... 12
        SECTION 6.06.  Waivers ......................................... 12
        SECTION 6.07.  Notices ......................................... 13
        SECTION 6.08.  Costs and Expenses .............................. 13
        SECTION 6.09.  Representations of the Seller and the Purchaser.. 13
        SECTION 6.10.  Headings and Cross-References ................... 13
        SECTION 6.11.  Governing Law ................................... 13
        SECTION 6.12.  Counterparts .................................... 13


EXHIBIT A
                                                                         A-1

SCHEDULE I




                                     Schedule of Receivables............ I-1

                                      i

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                                                                     SCHEDULE II

                                     Location of Receivable Files....... II-1




                                     ii



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     RECEIVABLES PURCHASE AGREEMENT dated as of June 17, 1997, between FIRST
MERCHANTS ACCEPTANCE CORPORATION, a Delaware corporation, as seller (the "Seller"), and GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., a Delaware corporation, as purchaser (the "Purchaser").

                                    RECITALS

     WHEREAS in the regular course of its business, the Seller has purchased certain motor vehicle retail installment sale contracts secured by new and used automobiles, light-duty trucks, vans and minivans from motor vehicle dealers and/or Magna; and

     WHEREAS the Seller and the Purchaser wish to set forth the terms pursuant to which such contracts are to be sold by the Seller to the Purchaser on a servicing released basis.

     NOW, THEREFORE, in consideration of the foregoing, other good and valuable consideration and the mutual terms and covenants contained herein, the parties hereto agree as follows:


                                   ARTICLE II

                              Certain Definitions

     As used in this Agreement, the following terms shall, unless the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms of the terms defined):

     "Agreement" shall mean this Receivables Purchase Agreement, as the same may be amended and supplemented from time to time.

     "Amount Financed" means with respect to a Receivable, the amount advanced under the Receivable toward the purchase price of the Financed Vehicle and any related costs, exclusive of any amount allocable to the premium of force-placed physical damage insurance covering the Financed Vehicle.

     "Annual Percentage Rate" or "APR" of a Receivable means the annual rate of finance charges stated in the related Receivable.

     "Assignment" shall mean the document of bill of sale and assignment substantially in the form attached to this Agreement as Exhibit A.

     "Basic Documents" means this Agreement, the Assignment and any other agreements, documents and certificates delivered in connection herewith or therewith.

     "Contract" means a motor vehicle retail installment sale contract between a Dealer and one or more Obligors named in the list of Receivables on Schedule I hereto, together with all accounts, general intangibles, chattel paper, documents and instruments (as those terms are defined in the Uniform Commercial Code as enacted in the State of Illinois) and any contract rights related thereto.

     "Cutoff Date" means June 1, 1997.

     "Dealer" means the dealer who sold a Financed Vehicle and who originated the related Receivable and assigned it to First Merchants or Magna pursuant to a Dealer Agreement.

     "Dealer Agreement" means (a) an agreement between the Seller and a Dealer pursuant to which such Dealer sells Contracts to the Seller or (b) collectively, (i) an agreement between Magna and a


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Dealer pursuant to which such Dealer sells Contracts to Magna and (ii) an agreement between Magna and the Seller pursuant to which Magna sells Contracts to the Seller (or otherwise assigns Contracts to the Seller's designee).

     "Dealer Underwriting Guide" means the underwriting manual used by the Seller in the purchase of Receivables, as amended from time to time.

     "Defaulted Receivable" means a Receivable with respect to which any of the following shall have occurred: (i) a payment under the related Receivable is 120 or more days delinquent (and the related Obligor has not cured any delinquency with respect to such Receivable during the calendar month in which such Receivable became 120 days delinquent), (ii) the related Financed Vehicle has been repossessed or (iii) the servicer has determined in good faith that payments under the related Receivable are not likely to be resumed.

     "Financed Vehicle" means an automobile, light-duty truck, van or minivan, together with all accessions thereto, securing an Obligor's indebtedness under the respective Receivable.

     "Lien" means a security interest, lien, charge, pledge, equity or encumbrance of any kind, other than tax liens, mechanics' liens and any liens that attach to the respective Receivable by operation of law or otherwise (including, without limitation, as a result of any act or omission by the related Obligor).

     "Lien Certificate" means with respect to a Financed Vehicle, an original certificate of title, certificate of lien or other notification issued by the Registrar of Titles of the applicable state to a secured party which indicates that the lien of the secured party on the Financed Vehicle is recorded on the original certificate of title. In any jurisdiction in which the original certificate of title is required to be given to the Obligor, the term "Lien Certificate" shall mean only a certificate or notification issued to a secured party.

     "Liquidated Receivable" means any Receivable with respect to which the following shall have occurred: (i) the related Financed Vehicle has been repossessed for 90 days or more, (ii) such Receivable is a Defaulted Receivable with respect to which the servicer thereof has determined in good faith that all amounts it expects to recover have been received or (iii) a payment under the related Receivable is 150 or more days delinquent.

     "Liquidation Proceeds" means, with respect to any Liquidated Receivable, monies collected in respect thereof, from whatever source, including, without limitation, rebates of service contracts, proceeds of dealer recourse and all available rebates of state sales taxes, following the date on which such Receivable became a Liquidated Receivable, net of the sum of any amounts expended by the servicer in connection with such liquidation and any amounts required by law to be remitted to the Obligor.

     "Magna" means Magna Bank of St. Louis, a Missouri banking corporation, and its successors and assigns.

     "Obligor" on a Receivable means the purchaser or co-purchasers of the Financed Vehicle and any other Person who owes payments under such Receivable.

     "Person" means any individual, corporation, estate, partnership, joint venture, association, joint stock company, trust (including, without limitation, any beneficiary thereof), unincorporated organization or government or agency or political subdivision thereof.

     "Purchaser" shall mean Greenwich Capital Financial Products, Inc., a Delaware corporation, its successors and assigns.


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     "Purchase Amount" means, with respect to any Receivable purchased hereunder, the unpaid principal balance owed by the Obligor thereon plus interest on such amount at the applicable APR to the last day of the month of repurchase.

     "Receivable" shall mean any Contract listed on Schedule I hereto (which Schedule may be in the form of microfiche).

     "Receivable Files" means the following documents or instruments:

         (a) the fully executed original of each Receivable (together with any agreements modifying such Receivable, including, without limitation, any extension agreement);

         (b) the original credit application, or a copy thereof, fully executed by each Obligor thereon;

         (c) the original certificate of title or such other documents that a custodian or servicer or the Seller shall keep on file in accordance with its customary procedures evidencing the security interest of the Seller in the Financed Vehicle; and

         (d) any and all other documents that are set forth on Schedule III hereto.

     "Registrar of Titles" means with respect to any state, the governmental agency or body responsible for the registration of, and the issuance of certificates of title relating to, motor vehicles and liens thereon.

     "Repurchase Event" shall have the meaning specified in Section 6.02.

     "Schedule of Receivables" shall mean the list of Receivables annexed hereto as Schedule I.

     "Seller" shall mean First Merchants Acceptance Corporation, a Delaware corporation, its successors and assigns.

     "Subsequent Transferee" shall have the meaning specified in Section 6.04.

     "UCC" means the Uniform Commercial Code as in effect in the relevant jurisdiction.


                                  ARTICLE II

                           Conveyance of Receivables

     SECTION 2.01. Conveyance of Receivables. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Purchaser hereby agrees to pay to or upon the order of the Seller the purchase price heretofore agreed to by the Seller and the Purchaser, in the manner and at the time heretofore agreed to, and the Seller does hereby sell, transfer, assign, set over and otherwise convey to the Purchaser, with all servicing rights released to Purchaser and without recourse (subject to the obligations herein) all right, title, and interest of the Seller in and to:

     (a) the Receivables and all monies received thereon on or after the Cutoff Date;

     (b) the security interests in the Financed Vehicles and any accessions thereto granted by Obligors pursuant to the Receivables and any other interest of the Seller in such Financed Vehicles;


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     (c) any Liquidation Proceeds and any other proceeds with respect to the
Receivables from any source, including, without limitation, claims on any physical damage, credit life or disability insurance policies covering Financed Vehicles or Obligors, including, without limitation, any vendor's single interest or other collateral protection insurance policy;

     (d) all rights of the Seller against Dealers and Magna with respect to the Receivables under the Dealer Agreements and Dealer assignments;

     (e) any property that shall have secured a Receivable and that shall have been acquired by or on behalf of the Seller;

     (f) all documents and other items contained in the Receivable Files; and

     (g) the proceeds of any and all of the foregoing.

The Seller and the Purchaser intend that the transfer of assets by the Seller to the Purchaser pursuant to this Agreement be a sale of the ownership interest in such assets to the Purchaser, rather than the mere granting of a security interest to secure a borrowing. In the event, however, that such transfer is deemed not to be a sale but to be a mere security interest to secure a borrowing, the Seller shall be deemed to have hereby granted to the Purchaser a perfected first priority security interest in all such assets, and this Agreement shall constitute a security agreement under applicable law. Pursuant to Section 6.04 hereof, the Purchaser may sell, transfer and reassign to a Subsequent Transferee (i) all or any portion of the assets assigned to the Purchaser hereunder, (ii) all or any portion of the Purchaser's rights against the Seller under this Agreement and (iii) all proceeds thereof. Such reassignment may be made by the Purchaser with or without a reassignment by the Purchaser of its rights under this Agreement, and without further notice to or acknowledgement from the Seller. The Seller waives, to the extent permitted under applicable law, all claims, causes of action and remedies, whether legal or equitable (including, without limitation, any right of setoff), against the Purchaser or any assignee of the Purchaser relating to such action by the Purchaser in connection with the transactions contemplated by this Agreement.

     SECTION 2.02. The Closing. The sale and purchase of the Receivables shall take place at the closing on June 17, 1997 (the "Closing Date").


                                 ARTICLE III

                         Representations and Warranties

     SECTION 3.01. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as follows to the Seller as of the date hereof and as of the Closing Date:

     (a) Organization and Good Standing. The Purchaser has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

     (b) Due Qualification. The Purchaser is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications.

     (c) Power and Authority. The Purchaser has the power and authority to execute and deliver this Agreement and to carry out its terms; the Purchaser had at all relevant times, and has, the power, authority and legal right to acquire and own the Receivables; and the execution, delivery and

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performance of this Agreement have been duly authorized by the Purchaser by all necessary corporate action.

     SECTION 3.02. Representations and Warranties of Seller. (a) The Seller hereby represents and warrants as follows to the Purchaser as of the date hereof and as of the Closing Date:

         (1) Organization and Good Standing. The Seller has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

         (2) Due Qualification. The Seller is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications.

         (3) Power and Authority. The Seller has the power and authority to execute and deliver this Agreement and to carry out its terms; the Seller had at all relevant times, and has, full power, authority and legal right to sell, transfer and assign the property sold, transferred and assigned to the Purchaser hereby and has duly authorized such sale, transfer and assignment to the Purchaser by all necessary corporate action; and the execution, delivery and performance of this Agreement have been duly authorized by the Seller by all necessary corporate action.

         (4) No Violation. Upon giving effect to the release of the Lien described in Section 3.02(b)(14), the consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the articles of incorporation or bylaws of the Seller, or any indenture, agreement or other instrument to which the Seller is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than this Agreement), or violate any law or any order, rule or regulation applicable to the Seller of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or its properties.

         (5) No Proceedings.   There are no proceedings or investigations
    pending or, to the Seller's knowledge, threatened against the Seller before any court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or its properties (i) asserting the invalidity of this Agreement or any other Basic Document to which the Seller is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Basic Document to which the Seller is a party or (iii) seeking any determination or ruling that might materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement.

         (6) Valid Sale, Binding Obligations. This Agreement and the other Basic Documents to which the Seller is a party, when duly executed and delivered by the other parties hereto and thereto, shall constitute legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and to general principles of equity (whether applied in a proceeding at law or in equity).

         (7) Chief Executive Office. The chief executive office of the Seller is located at 570 Lake Cook Road, Suite 126, Deerfield, Illinois 60015.

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         (8) No Consents.  The Seller is not required to obtain the consent of any other party or any consent, license, approval, registration, authorization, or declaration of or with any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity, or enforceability of this Agreement or any other Basic Document to which it is a party that has not already been obtained.

     (b) The Seller makes the following representations and warranties with respect to the Receivables, on which the Purchaser relies in accepting the Receivables and may rely in transferring the Receivables. Such representations and warranties speak as of the execution and delivery of this Agreement and as of the Closing Date, but shall survive the sale, transfer and assignment of the Receivables to the Purchaser and the subsequent sale, transfer and assignment of the Receivables by the Purchaser.

         (1) Characteristics of Receivables. Each Receivable (A) was originated in the United States of America by a Dealer for the retail sale of a Financed Vehicle in the ordinary course of such Dealer's business, is payable in United States dollars, has been fully and duly executed by the parties thereto, has been validly purchased by the Seller from a Dealer or Magna, as applicable, under an existing Dealer Agreement (and each Dealer had all necessary licenses and permits to originate such Receivable), (B) provides for level monthly payments (provided that the payment in the first or last month in the life of the Receivable may be minimally different from the level payment) that fully amortize the Amount Financed by maturity date and yield interest at the APR, (C) permits partial prepayment, full prepayment, or both partial and full prepayment of such Receivable; (D) has created or shall create a valid, subsisting and enforceable first priority security interest in favor of the Seller in the Financed Vehicle, which security interest is assignable by the Seller to the Purchaser, and has been validly assigned by the Seller to the Purchaser and (E) contains customary and enforceable provisions such that the rights and remedies of the holder thereof are adequate for realization against the collateral of the benefits of the security.

         (2) Compliance with Law. Each Receivable and the sale of the related Financed Vehicle complied at the time it was originated or made, and at the time of execution of this Agreement complies, in all material respects with all requirements of applicable federal, state and local laws and regulations thereunder, including, without limitation, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations "B" and "Z", the Soldiers' and Sailors' Civil Relief Act of 1940, and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code, and other consumer credit laws and equal credit opportunity and disclosure laws.

         (3) Binding Obligation. Each Receivable represents the genuine, legal, valid and binding payment obligation of the Obligor thereon, enforceable by the holder thereof in accordance with its terms, except (A) as enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (B) as such Receivable may be modified by the application after the Closing Date of the Soldiers' and Sailors' Civil Relief Act of 1940, as amended.

         (4) No Government Obligor. No Receivable is due from the United States of America or any State or any agency, department, subdivision or instrumentality thereof.

         (5) Obligor Bankruptcy. No Obligor had been identified on the records of the Seller as being the subject of a current bankruptcy proceeding.

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         (6)  Schedule of Receivables.  The information set forth in Schedule I to this Agreement is true and correct in all material respects as of the close of business on the Cutoff Date.

         (7) Marking Records. By the Closing Date, the Seller shall have caused its records relating to each Receivable, including, without limitation, any computer records, to be clearly and unambiguously marked to show that the Receivables have been sold to the Purchaser by the Seller.

         (8) Computer Tape. The computer tape regarding the Receivables made available by the Seller to the Purchaser is complete and accurate in all respects as of the Cutoff Date.

         (9) No Adverse Selection. No selection procedures believed by the Seller to be adverse to the Purchaser were utilized in selecting the Receivables.

         (10) Chattel Paper. Each Receivable constitutes chattel paper within the meaning of the UCC as in effect in the State of origination.

         (11) One Original. There is only one original executed copy of each Receivable.

         (12) Receivables in Force. No Receivable has been satisfied, subordinated or rescinded, nor has any Financed Vehicle been released from the Lien of the related Receivable in whole or in part. None of the terms of any Receivable has been waived, altered or modified in any respect since its origination, except by instruments or documents identified in the related Receivable File. No Receivable has been modified as a result of the application of the Soldiers' and Sailors' Civil Relief Act of 1940, as amended.

         (13) Lawful Assignment. No Receivable has been originated in, or is subject to the laws of, any jurisdiction the laws of which would make unlawful, void or voidable the sale, transfer and assignment of such Receivable to the Purchaser under this Agreement or the pledge of such Receivable by the Purchaser.

         (14) Title. It is the intention of the Seller that the transfers and assignments herein contemplated constitute sales of the Receivables from the Seller to the Purchaser and that the beneficial interest in and title to the Receivables not be part of the debtor's estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law. No Receivable has been sold, transferred, assigned or pledged by the Seller to any Person other than to the Purchaser or pursuant to this Agreement. Immediately prior to the transfers and assignments herein contemplated, the Seller has good and marketable title to each Receivable free and clear of all Liens (other than the Lien of the Seller's senior lenders identified in the Consent dated as of June 17, 1997 under the Fourth Amended and Restated Loan and Security Agreement dated as of February 28, 1996, by and among the Seller and such secured lenders, which Lien is being released simultaneously with the transfers and assignments herein contemplated) and, immediately upon the transfer thereof, the Purchaser shall have good and marketable title to each Receivable, free and clear of all Liens.

         (15) Security Interest in Financed Vehicle. Immediately prior to its sale, assignment and transfer to the Purchaser pursuant to this Agreement, each Receivable shall be secured by a validly perfected first priority security interest in the related Financed Vehicle in favor of the Seller as secured party and, upon the sale thereof to the Purchaser on the Closing Date, the Purchaser has a valid and effective assignment of such security interest. The Lien Certificate for each Financed Vehicle shows, or if a new or replacement Lien Certificate is being applied for with respect to such Financed Vehicle such Lien Certificate shall be received within 120 days of the Closing Date and shall show, the Seller named as the original secured party under each Receivable as the holder of a first priority security interest in such Financed Vehicle. With respect to each

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    Receivable for which the Lien Certificate has not yet been returned from the Registrar of Titles, the Seller has received written evidence that such Lien Certificate showing the Seller as first lienholder has been applied for. Each Dealer's security interest in any Receivable originated by such Dealer has been validly assigned by the Dealer (or Magna, as applicable) to the Seller. The Seller's security interest has been validly assigned to the Purchaser pursuant to this Agreement.

         (16) All Filings Made. All filings (including, without limitation, UCC filings) required to be made in any jurisdiction to give the Purchaser a first priority perfected ownership interest in the Receivables have been made.

         (17) No Defenses. No Receivable is subject to any right of rescission, setoff, counterclaim or defense, and no such right has been asserted or threatened with respect to any Receivable.

         (18) No Default. There has been no default, breach, violation or event permitting acceleration under the terms of any Receivable (other than payment delinquencies of not more than 30 days), and no condition exists or event has occurred and is continuing that with notice, the lapse of time or both would constitute a default, breach, violation or event permitting acceleration under the terms of any Receivable, and there has been no waiver of any of the foregoing. As of the Cutoff Date, no Financed Vehicle has been repossessed.

         (19) Final Scheduled Maturity Date.  No Receivable has a final
    scheduled payment date after [          ].

         (20) Certain Characteristics of the Receivables. As of the Cutoff Date, (A) each Receivable had an original maturity of not more than 66 months; (B) no Receivable was more than 30 days past due; and (C) no funds have been advanced by the Seller, any Dealer or anyone acting on behalf of either of them in order to cause any Receivable to qualify under clause (B) above.

         (21) No Foreign Obligor. All of the Contracts are due from Obligors who are citizens, or legal resident aliens, of the United States of America.

         (22) Insurance. The Seller has determined that the Obligor, at the time of origination of its Receivable, obtained physical damage insurance covering the Financed Vehicle and with appropriate deductibles in accordance with Seller's underwriting guidelines and that such physical damage insurance was in full force and effect as of its origination date.

         (23) No Extensions. The number or timing of scheduled payments has not been changed on any Receivable on or before the Closing Date, except as reflected on the computer tape delivered in connection with the sale of the Receivables.

         (24) Scheduled Payments. Each Contract has a first scheduled payment due on or prior to 45 calendar days after the origination date thereof. Each Obligor has been instructed to make all scheduled payments to a lockbox at LaSalle National Bank.

         (25) Dealer Agreements. The representations and warranties of the Dealer in the Dealer Agreement with respect to each Receivable purchased by the Seller pursuant to such Dealer Agreement were true and correct in all material respects as of the date the Seller (or Magna, as the case may be) acquired such Receivable from that Dealer.

         (26) No Fleet Sales. No Receivable has been included in a "fleet" sale (i.e., a sale to any single Obligor of more than five Financed Vehicles).

         (27) Receivable Files Complete. There exists a Receivable File pertaining to each Receivable and such Receivable File contains, without limitation, (A) a fully executed original of the Receivable,

(B) a certificate of insurance, application form for insurance signed by the Obligor, or a signed representation letter from the Obligor named in the Receivable pursuant to which the Obligor has agreed to obtain physical damage insurance for the related Financed Vehicle, (C) the original Lien Certificate or application therefor together with an assignment of the Lien Certificate executed by the Seller to the Purchaser or, with respect to any Receivable originated by a Dealer, an assignment of the Lien Certificate executed by such Dealer to the Seller (or Magna, as the case may be) and by the Seller to the Purchaser (or, in the case of Receivables sold by Dealers to Magna, from Magna to the Seller and from the Seller to the Purchaser), (D) an original credit application signed by the Obligor and (E) the other documents that are set forth on Schedule III hereto. Each of such documents which is required to be signed by the Obligor has been signed by the Obligor in the appropriate spaces. All blanks on any form described in clauses (A), (B), (C), (D) and (E) above have been properly filled in and each form has otherwise been correctly prepared. Notwithstanding the above, the complete Receivable File for each Receivable, shall (x) fulfill the documentation requirements of the Dealer Underwriting Guide as in effect on the Closing Date and (y) be in possession of the servicer and/or custodian, as applicable, on such date.

     (28) No Fraud or Misrepresentation. Each Receivable was originated by a Dealer and was sold by the Dealer to the Seller (or Magna, as the case may be), to the best of the Seller's knowledge, without fraud or misrepresentation on the part of such Dealer in either case.

     (29) Receivables Not Assumable. No Receivable is assumable by another Person in a manner which would release the Obligor thereof from such Obligor's obligations to the Seller with respect to such Receivable.

     (30) No Impairment. The Seller has not done anything to convey any right to any Person that would result in such Person having a right to payments due under a Receivable or otherwise to impair the rights of the Purchaser in any Receivable or the proceeds thereof.

     (31) Tax Liens. There is no Lien against any Financed Vehicle for delinquent taxes.

     (32) No Corporate Obligor. All of the Purchased Contracts are due from Obligors who are natural persons.

     (33) No Liens. No Liens or claims have been filed for work, labor, or materials relating to a Financed Vehicle that are prior to, or equal or coordinate with, the security interest in the Financed Vehicle granted by the related Receivable.

     (34) Servicing. Each Receivable has been serviced in conformity with all applicable laws, rules and regulation and in conformity with the Seller's policies and procedures which are consistent with customary, prudent industry standards.

     (35) No Omissions. There have been no material omissions or misstatements in any document provided or statement made to the Purchaser in writing concerning the Seller or the Receivables by or on behalf of the Seller in connection with the transactions contemplated by this Agreement.


                                  ARTICLE IV

                                   Conditions

     SECTION 4.01. Conditions to Obligation of the Purchaser. The obligation of the Purchaser to purchase the Receivables is subject to the satisfaction of the following conditions:

     (a) Representations and Warranties True. The representations and warranties of the Seller hereunder shall be true and correct on the Closing Date with the same effect as if then made, and the Seller shall have performed all obligations to be performed by it hereunder on or prior to the Closing Date.

     (b) Computer Files Marked. The Seller shall, at its own expense, on or prior to the Closing Date, indicate in its computer files that the Receivables have been sold to the Purchaser pursuant to this Agreement and deliver to the Purchaser the Schedule of Receivables, certified by the Seller's President, a Vice President or the Treasurer to be true, correct and complete.

     (c) Delivery of Receivables to Custodian. The Seller shall deliver the original Receivables and assignments thereof to the custodian on or prior to the Closing Date.

     (d) Release of Lenders. The Seller shall obtain the executed consent and release of the secured lenders as described in Section 3.02(b)(14) and the related UCC-3, in each case in form and substance satisfactory to the Purchaser, at or prior to the time of closing.

     (e) Documents To Be Delivered on the Closing Date:

         (1) The Bill of Sale. On the Closing Date, the Seller shall execute and deliver a Bill of Sale and Assignment of Receivables with respect to the Receivables, substantially in the form of Exhibit A hereto.

         (2) Evidence of UCC Filing. On or prior to the Closing Date, the Seller shall record and file, at its own expense, a UCC-1 financing statement in each jurisdiction in which required by applicable law, executed by the Seller, as seller or debtor, and naming the Purchaser, as purchaser or secured party, describing the Receivables and the other assets sold, transferred and assigned to the Purchaser pursuant to Section 2.01 hereof, meeting the requirements of the laws of each such jurisdiction and in such manner as is necessary to perfect the sale, transfer, assignment and conveyance of the Receivables and such other assets to the Purchaser. The Seller shall deliver to the Purchaser a file-stamped copy or other evidence satisfactory to the Purchaser of such filing on or prior to the Closing Date.

         (3) Certificate of Custodian. On or prior to the Closing Date, the Purchaser shall receive a certificate of the custodian in form and substance satisfactory to the Purchaser.

         (4) Paying Agent. On or prior to the Closing Date, arrangements with a paying agent satisfactory to the Purchaser shall be consummated.

         (5) Opinions of Seller's Counsel. On or prior to the Closing Date, the Purchaser shall have received the opinions of counsel to Seller, in form and substance satisfactory to the Purchaser, as to the matters set forth in Exhibit B hereto and such other matters as the Purchaser has heretofore requested or may reasonably request.

         (6) Power of Attorney. Seller shall have executed and delivered to Purchaser a Limited Power of Attorney, substantially in the form of Exhibit C hereto, on or prior to the Closing Date.

         (7) Other Documents. Such other documents as the Purchaser may reasonably request.

     (f) Other Transactions. Arrangements with respect to the custody and servicing of the Receivables, satisfactory to the Purchaser, shall be consummated on the Closing Date.

     SECTION 4.02. Conditions to Obligation of the Seller. The obligation of the Seller to sell the Receivables to the Purchaser is subject to the satisfaction of the following conditions:

     (a) Representations and Warranties True. The representations and warranties of the Purchaser hereunder shall be true and correct on the Closing Date with the same effect as if then made, and the Purchaser shall have performed all obligations to be performed by it hereunder on or prior to the Closing Date.

     (b) Receivables Purchase Price. On the Closing Date, the Purchaser shall have delivered to the Seller the purchase price for the Receivables.


                                   ARTICLE V

                            Covenants of the Seller

     The Seller agrees with the Purchaser as follows:

     SECTION 5.01. Protection of Right, Title and Interest.  (a) Filings.
The Seller shall cause all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Seller and the Purchaser, respectively, in and to the Receivables and related property conveyed pursuant to Section 2.01 hereof to be promptly filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Purchaser hereunder in and to the Receivables and the related property. The Seller shall deliver to the Purchaser file stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recordation, registration or filing. The Purchaser shall cooperate fully with the Seller in connection with the obligations set forth above and shall execute any and all documents reasonably required to fulfill the intent of this paragraph.

        (b) Name Change. If the Seller makes any change in its name, identity or corporate structure that would make any financing statement or continuation statement filed in accordance with paragraph (a) above seriously misleading within the applicable provisions of the UCC or any title statute, the Seller shall give the Purchaser written notice thereof at least 60 days prior to such change and shall promptly file such financing statements or amendments as may be necessary to continue the perfection of the Purchaser's interest in the Receivables and the related property.

     SECTION 5.02. Other Liens or Interests5.02. Other Liens or Interests. Except for the conveyances hereunder and pursuant to the Basic Documents, the Seller shall not sell, pledge, assign or transfer to any Person, or grant, create, incur, assume, or suffer to exist any Lien on, or any interest in, to or under the Receivables, and the Seller shall defend the right, title and interest of the Purchaser in, to and under the Receivables against all claims of third parties claiming through or under the Seller.

     SECTION 5.03. Costs and Expenses5.03. Costs and Expenses. The Seller agrees to pay all reasonable costs and disbursements in connection with the perfection, as against all third parties, of the Purchaser's right, title and interest in and to the Receivables and the related property.

     SECTION 5.04. Indemnification5.04. Indemnification. Seller shall protect, defend, indemnify and hold Purchaser and its assigns and their attorneys, accountants, employees, officers and directors harmless from and against all losses, liabilities, claims, damages and expenses of every kind and character, as incurred, resulting from or relating to or arising out of (i) the inaccuracy, nonfulfillment or breach of any representation, warranty, covenant or agreement made by Seller in this Agreement, (ii) any legal action, including, without limitation, any counterclaim, that has either been settled by the litigants (which settlement, if Seller is not a party thereto shall be with the consent of Seller) or has proceeded to judgment by a court of competent jurisdiction, in either case to the extent it is based upon alleged facts that, if true, would constitute a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement, (iii) any actions or omissions of Seller or any employee or agent of Seller (including, without limitation, any Dealer) occurring prior to the Closing Date with respect to any of the

Receivables or Financed Vehicles or (iv) any failure of a Receivable to be originated in compliance with all requirements of law. These indemnity obligations shall be in addition to any obligation that the Seller may otherwise have.


                                  ARTICLE VI

                            Miscellaneous Provisions

     SECTION 6.01. Obligations of Seller. The obligations of the Seller under this Agreement shall not be affected by reason of any invalidity, illegality or irregularity of any Receivable.

     SECTION 6.02. Repurchase Events. The Seller hereby covenants and agrees with the Purchaser for the benefit of the Purchaser that the occurrence of a breach of any of the Seller's representations and warranties contained in
Section 3.02(b) in any material respect shall constitute an event obligating the Seller to repurchase the Receivables to which the breach is applicable ("Repurchase Events"), at the unpaid principal balance of the repurchased receivable plus accrued interest at the APR to the date of repurchase, from the Purchaser unless any such breach shall have been cured by the last day of the calendar month following the discovery or notice thereof by or to the Seller. The repurchase amount shall be paid by Seller within five business days after the end of any such calendar month. Subject to Section 5.04, the repurchase obligation of the Seller shall constitute the sole remedy available to the Purchaser against the Seller with respect to any Repurchase Event.

     SECTION 6.03. Purchaser Assignment of Repurchased Receivables. With respect to all Receivables repurchased by the Seller pursuant to this Agreement, the Purchaser shall assign, without recourse, representation or warranty, to the Seller all of the Purchaser's right, title and interest in and to such Receivables and all security and documents relating thereto.

     SECTION 6.04. Assignment.   The Purchaser shall not sell, transfer or
assign any of its obligations under this Agreement to any other Person. Seller acknowledges that Purchaser may, in its sole discretion, sell, transfer and assign to a third party all or any portion of the assets sold, transferred and assigned to the Purchaser hereunder and, in connection therewith may also assign all or any portion of the Purchaser's rights against the Seller under this Agreement. Seller also acknowledges that any sale, transfer or assignment described in this Section may be made without the consent or approval of Seller and without limiting the obligations of Seller hereunder (including, without limitation, the covenant of Seller under Section 6.02 hereof) to the Purchaser. The Seller waives, to the extent permitted under applicable law, all claims, causes of action and remedies, whether legal or equitable (including, without limitation, any right of setoff), against the Purchaser and any party to whom Purchaser sells, transfers or assigns its rights hereunder relating to such action by the Purchaser. In particular, without limiting the generality of the foregoing, (i) the representations and warranties of the Seller set forth in
Section 3.02(b) speak solely as of the date of execution and delivery of this Agreement and as of the Closing Date, but shall survive the subsequent sale, transfer or assignment of the assets transferred to Purchaser hereunder, and any party to whom such assets are subsequently transferred (a "Subsequent Transferee") shall be entitled to rely thereon; and (ii) following notice to the Seller (in accordance with Section 6.07 hereof), of a sale, transfer or assignment to a Subsequent Transferee, the Seller will be obligated to make all deliveries of documents, certificates and notices which Seller is required to make to the Purchaser by the terms of this Agreement to the Subsequent Transferee.

     Any Subsequent Transferee will, following the sale, transfer or assignment of assets to it, have the same rights to sell, transfer or assign the assets so transferred as the Purchaser does hereunder.

     SECTION 6.05.  Amendment.   This Agreement may only be amended by a
written amendment duly executed and delivered by the Seller and the Purchaser.

     SECTION 6.06. Waivers. No failure or delay on the part of the Purchaser in exercising any power, right or remedy under this Agreement or the Assignment shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

     SECTION 6.07. Notices. All demands, notices and communications under this Agreement shall be in writing, personally delivered or mailed by certified mail, return receipt requested, to: (a) in the case of the Seller, First Merchants Acceptance Corporation, 570 Lake Cook Road, Suite 126, Deerfield, Illinois 60015, Attention: Norman Smagley; (b) in the case of the Purchaser, Greenwich Capital Financial Products, Inc., 600 Steamboat Road, Greenwich, Connecticut 06830, Attention: Bruce Katz with a copy to the attention of the General Counsel;

     SECTION 6.08. Costs and Expenses. The Seller shall pay all expenses incident to the performance of its obligations under this Agreement, and the Seller agrees to pay all reasonable out-of-pocket costs and expenses of the Purchaser in connection with the perfection as against third parties of the Purchaser's right, title and interest in and to the Receivables and the enforcement of any obligation of the Seller hereunder.

     SECTION 6.09. Representations of the Seller and the Purchaser. The respective agreements, representations, warranties and other statements by the Seller and the Purchaser set forth in or made pursuant to this Agreement shall remain in full force and effect and shall survive the closing under Section
2.02 and the transfers and assignments referred to in Section 6.04.

     SECTION 6.10. Headings and Cross-References. The various headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to section names or numbers are to such sections of this Agreement.

     SECTION 6.11. Governing Law. This Agreement and the Assignment shall be construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder or thereunder shall be determined in accordance with such laws.

     SECTION 6.12. Counterparts. This Agreement may be executed in two or more counterparts and by different parties on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date and year first above written.

                                     FIRST MERCHANTS ACCEPTANCE CORPORATION



                                     By:_____________________________________
                                       Name:
                                       Title:


                                     GREENWICH CAPITAL FINANCIAL
                                     PRODUCTS, INC.



                                     By:_____________________________________
                                       Name:
                                       Title:

                   BILL OF SALE AND ASSIGNMENT OF RECEIVABLES

     For value received, in accordance with the Receivables Purchase Agreement dated as of June 17, 1997 (the "Receivables Purchase Agreement"), between the undersigned and Greenwich Capital Financial Products, Inc. (the "Purchaser"), the undersigned does hereby sell, assign, transfer and otherwise convey unto the Purchaser, without recourse, all right, title and interest of the undersigned in and to (i) the Receivables and all monies received thereon on or after June 1, 1997; (ii) the security interests in the Financed Vehicles and any accessions thereto granted by Obligors pursuant to the Receivables and any other interest of the Seller in such Financed Vehicles; (iii) any Liquidation Proceeds and any other proceeds with respect to the Receivables from claims on any physical damage, credit life or disability insurance policies covering Financed Vehicles or Obligors, including, without limitation, any vendor's single interest or other collateral protection insurance policy; (iv) all rights of the Seller against Dealers with respect to the Receivables under the Dealer Agreements and Dealer assignments executed in connection with the Receivables and the Dealer Agreements; (v) any property that shall have secured a Receivable and that shall have been acquired by or on behalf of the Seller;
(vi) all documents and other items contained in the Receivable Files; and (vii) the proceeds of any and all of the foregoing. The foregoing sale does not constitute and is not intended to result in any assumption by the Purchaser of any obligation of the undersigned to the Obligors, insurers or any other person in connection with the Receivables, the Receivable Files, any insurance policies or any agreement or instrument relating to any of them.

     This Bill of Sale and Assignments of Receivables is made pursuant to and upon the representations, warranties and agreements on the part of the undersigned contained in the Receivables Purchase Agreement and is to be governed by the Receivables Purchase Agreement.

     Capitalized terms used and not otherwise defined herein shall have the meaning assigned to them in the Receivables Purchase Agreement.

     IN WITNESS WHEREOF, the undersigned has caused this Bill of Sale and Assignment of Receivables to be duly executed as of June 17, 1997.

                                      FIRST MERCHANTS ACCEPTANCE CORPORATION,



                                      By:_____________________________________
                                        Name:
                                        Title:

                                                                       EXHIBIT B
                                                             Opinions of Counsel

     A. The Seller shall have furnished to the Purchaser the opinion of Sonnenschein Nath & Rosenthal, counsel for the Seller, dated the Closing Date and satisfactory in form and substance to the Purchaser, substantially to the effect that:

           (1) the Seller has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with full corporate power and authority to own its properties and conduct its business as presently owned and conducted, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of the State of Illinois;

           (2) the Receivables Purchase Agreement and each other Basic Document to which the Seller is a party has been duly authorized, executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect);

           (3) no consent, approval, authorization or order of, or filing with, any court or governmental agency or body is required for the consummation of the transactions contemplated or in the Receivables Purchase Agreement, except such other approvals (which shall be specified in such opinion) as have been obtained and such filings as have been made or are in the process of being made;

           (4) none of the sale of the Receivables by the Seller to the Purchaser pursuant to the Receivables Purchase Agreement, the consummation of any other of the transactions therein contemplated or the fulfillment of the terms thereof shall conflict with, result in a breach or violation of, or constitute a default under, any law binding on the Seller or the charter, resolutions or bylaws of the Seller or the terms of any indenture or other agreement or instrument known to such counsel and to which the Seller is a party or by which it is bound, or any judgment, order or decree known to such counsel to be applicable to the Seller of any court, regulatory body, administrative agency, governmental body, or arbitrator having jurisdiction over the Seller;

           (5) there are no actions, proceedings or investigations pending or, to the best of such counsel's knowledge after due inquiry, threatened before any court, administrative agency or other tribunal (1) asserting the invalidity of the Receivables Purchase Agreement, (2) seeking to prevent the consummation of any of the transactions contemplated by the Receivables Purchase Agreement or the execution and delivery thereof or
      (3) that might materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, the Receivables Purchase Agreement;

           (6) the provisions of the Receivables Purchase Agreement are effective to transfer to the Purchaser all right, title and interest of the Seller in and to the Receivables and other assets and property described in clauses (a) through (g) of Section 2.01 of the Receivables Purchase Agreement ("Other Transferred Property"), and upon filing of the UCC-3 partial release statements with respect to the interests of the Sellers' secured lenders in the Receivables (which shall be specified in such opinion), the Receivables shall be owned by the Purchaser free and clear of any Lien;

           (7) the provisions of the Receivables Purchase Agreement are effective to create, in favor of the Purchaser, a valid security interest in the Receivables and the Other Transferred

      Property that is subject to Article 9 of the New York Uniform Commercial Code (the "UCC Collateral");

           (8) the UCC-1 financing statements naming the Seller as seller and the Purchaser as purchaser are in appropriate form for filing with the Secretary of State of the State of Illinois and the County Clerk of Lake County, Illinois; the interest of the Purchaser in the Receivables and the proceeds thereof, and, to the extent that the filing of a financing statement is effective to perfect an interest in the Other Transferred Property under Article 9 of the Illinois Uniform Commercial Code, the Other Transferred Property, shall be perfected upon the filing of such financing statements in such filing offices; and upon the filing of the UCC-3 partial release statements with respect to the interests of the Sellers' secured lenders in such filing offices, no other interest of any other purchaser from or creditor of the Seller is equal or prior to the interest of the Trustee in the Receivables and such other Trust Property;

           (9) the Contracts included in the Receivables are "chattel paper" under Article 9 of the Illinois Uniform Commercial Code; and

           (10) to the best knowledge of such counsel, the Seller has obtained all material licenses, permits and other governmental authorizations that are necessary to the conduct of its business; such licenses, permits and other governmental authorizations are in full force and effect, and the Seller is in all material respects complying therewith; and the Seller is otherwise in compliance with all laws, rules, regulations and statutes of any jurisdiction to which it is subject, except where non-compliance would not have a material adverse effect on the Seller.

      B. The Seller shall have furnished to the Purchaser the opinion of Richard
P. Vogelman, Esquire, General Counsel of the Seller, dated the Closing Date and satisfactory in form and substance to the Purchaser, to the effect that:

           (1) the Seller and all of its subsidiaries are duly qualified to do business as foreign corporations and are in good standing under the laws of each jurisdiction wherein each of them owns or leases material properties or conducts material business and which requires such qualification;

           (2) the Seller has no subsidiaries in any form, whether wholly owned or other than wholly owned, direct or indirect, other than First Merchants Auto Receivables Corporation and First Merchants Auto Receivables Corporation II, both Delaware corporations and wholly owned subsidiaries of the Seller;

           (3) the Seller has obtained all material licenses, permits and other governmental authorizations that are necessary to the conduct of its business; such licenses, permits and other governmental authorizations are in full force and effect, and the Seller is in all material respects complying therewith; and the Seller is otherwise in compliance with all laws, rules, regulations and statutes of any jurisdiction to which it is subject, except where non-compliance would not have a material adverse effect on the Seller; and

           (4) none of the execution and delivery of the Receivables Purchase Agreement or the consummation of any of the transactions therein contemplated or the fulfillment of the terms thereof shall conflict with, result in a breach or violation of, or constitute a default under, any law or the charter, resolutions or bylaws of the Seller or the terms of any indenture or other agreement or instrument known to such counsel and to which or the Seller is a party or by which it is bound or any judgment, order or decree known to such counsel to be applicable to the Seller of any court, regulatory body, administrative agency, governmental body, or arbitrator having jurisdiction over the Seller.

                                                                       Exhibit C


                           LIMITED POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENT, pursuant to section 4.01(e)(6) of a certain Receivables Purchase Agreement dated June 17, 1997, between FIRST MERCHANTS ACCEPTANCE CORPORATION, a Delaware corporation herein termed the "Seller", and GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., a Delaware corporation herein termed the "Attorney", the undersigned Seller does hereby constitute and appoint the Attorney, its successors and assigns, as the true and lawful attorney-in-fact of the Seller and with full power by an instrument in writing to appoint a substitute or substitutes, to demand, reduce to possession, collect, receive, receipt for, endorse, compromise, settle or assign without recourse any and all indebtedness, notes, commercial paper, promises to pay, retail installment sale contracts, chattel paper, instruments, choses in action and other obligations described that certain Bill of Sale and Assignment of Receivables dated June 17, 1997, from the Seller to the Attorney, herein termed the "Receivables", together with all monies due or to become due under said Receivables, and any and all claims, choses in action, and rights and causes of action relating thereto, including, without limitation, any and all real estate and personal property, security instruments and insurance policies held as security for said Receivables, and all other property of every kind identified in said Bill of Sale; to cancel or release the Receivables and release any security, in whole or in part and in connection therewith to execute, acknowledge or handle proper discharges, releases, satisfactions, certificates of title, other lien certificates or other instruments in writing which may become necessary in order to carry the foregoing powers into effect, the Seller hereby ratifying and confirming all acts and things lawfully and reasonably done by the Attorney or its substitute or substitutes in pursuance of the authority herein granted.

     IN WITNESS WHEREOF, the Seller has executed this instrument 16th day of June, 1997.


Attest:                          FIRST MERCHANTS ACCEPTANCE CORPORATION


___________________________      By:______________________________


Its:_______________ Secretary    Its:_____________________________ President

                                                                     SCHEDULE I

                            Schedule of Receivables

                                                                   SCHEDULE II

                          Location of Receivable Files

                                                                    SCHEDULE III


                            Receivable File Schedule

1. All documents obtained or created in connection with the credit investigation.

2.   All evidence of borrower verification of the Receivable.

3. All Obligor records including without limitation (i) file copy of Receivable; (ii) copy Dealer assignment (if applicable); (iii) warranty copy; (iv) credit life insurance policy; (v) proof of auto insurance; (vi) bill of sale; (vii) buyer's guide (as is form); (viii) odometer statement;
     (ix) title application; (x) contract verification sheet; (xi) participation worksheet; (xii) checklist; (xiii) underwriting worksheet;
     (xiv) approval; (xv) purchase trans printout; (xvi) original application;
     (xvii) credit investigation; (xviii) credit bureau reports; (xix) check stubs; and (xx) copies of drivers license reference sheets.

4. Original document envelope together with all documents maintained therein.

5. All insurance verification forms and documents relating to insurance follow-ups and all mail received from insurance.

6. Any and all other documents that the Servicer shall keep on file in accordance with its customary procedures relating to a Receivable, an Obligor or a Financed Vehicle.





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